Exhibit 99.1
PCTEL Board of Directors Authorizes Stock Buyback
Company Will Also Establish 10b-5 Program
Bloomingdale, IL — August 4, 2010 — PCTEL, Inc. (NASDAQ: PCTI), a leader in antenna and scanning receiver solutions, announced today that the Board of Directors authorized an additional $5 million to buyback shares of the company’s stock. The company will continue to buyback shares during the company’s regularly scheduled open trading window, which is typically the middle five weeks of each quarter. In addition, the company will establish a 10b-5 program that will permit buyback of shares at times other than when the scheduled window is open.
“We believe that PCTEL has a strong future and that we have an unusual opportunity to invest directly in our company,” said Marty Singer, PCTEL Chairman and CEO. “Ultimately, however, our goal is to invest in the growth of our business and to expand through acquisition and organic investment. Over the past 18 months, we have acquired four assets and we intend to evaluate other opportunities,” added Singer.
Over the past eight years, the company has bought back 7.7 million shares and paid out a one-time dividend of $10.3 million to its shareholders. The company has $73 million in cash and no debt.
About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and wireless network optimization solutions. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s SeeGull scanning receivers are deployed in industry leading wireless test and measurement equipment and viewed as an essential wireless data collection tool for cellular network optimization, drive tests, and spectrum clearing. PCTEL develops and supports scanning receivers for LTE, EVDO, CDMA, WCDMA, UMTS, TDS-CDMA and WiMAX networks.
PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address public safety, military, aviation, defense and government applications; SCADA, Health Care, Energy, Smart Grid and Agricultural applications; Indoor Wireless, Wireless

Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and precision GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, yagi antennas, military antennas, precision aviation antennas and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site www.pctel.com, www.antenna.com, www.antenna.pctel.com, or www.rfsolutions.pctel.com.
Safe Harbor
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s authorization to repurchase up to $5 million of the company’s common stock in the open market, and its goal to invest in the growth of its business and expand through acquisition and organic investment, are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties that are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.
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For further information contact:
Jack Seller
Public Relations
PCTEL, Inc.
(630)339-2116
jack.seller@pctel.com